                                                                       Exhibit 3

                  Consolidated Financial Statements of


                  ACETEX CORPORATION


                  Years ended December 31, 2003, 2002 and 2001

AUDITORS' REPORT TO THE SHAREHOLDERS


We have audited the consolidated balance sheets of Acetex Corporation as at December 31, 2003 and 2002 and the consolidated statements of operations and retained earnings (deficit) and cash flows for each of the years in the three-year period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2003 and 2002 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2003 in accordance with Canadian generally accepted accounting principles.


/s/ KPMG LLP
Chartered Accountants

Vancouver, Canada

January 30, 2004

ACETEX CORPORATION
Consolidated Balance Sheets
(Expressed in thousands of United States dollars)

December 31, 2003 and 2002

                                                               2003         2002
--------------------------------------------------------------------------------
Assets

Current assets:
   Cash and cash equivalents                              $  53,903    $  61,890
   Accounts receivable                                       79,774       43,699
   Inventory (note 4)                                        68,505       28,481
   Prepaid expenses and other                                 7,175        3,638
   -----------------------------------------------------------------------------
                                                            209,357      137,708

Property, plant and equipment (note 5)                      254,010      110,191

Other assets (note 6)                                        10,229       15,976
--------------------------------------------------------------------------------

                                                          $ 473,596    $ 263,875
================================================================================

Liabilities and Shareholders' Equity

Current liabilities:
   Accounts payable and accrued liabilities               $  94,108    $  60,006

Pension obligation (note 7)                                  20,976        4,725

Long-term debt (note 8)                                     294,137      190,000
--------------------------------------------------------------------------------
                                                            409,221      254,731

Shareholders' equity:
   Share capital (note 9)                                   103,059       64,039
   Contributed surplus (notes 3 and 9)                        1,547            -
   Deficit                                                  (30,699)     (11,563)
   Cumulative translation adjustment                         (9,532)     (43,332)
   -----------------------------------------------------------------------------
                                                             64,375        9,144
--------------------------------------------------------------------------------

                                                          $ 473,596    $ 263,875
================================================================================

Commitments and contingencies (note 11)


See accompanying notes to consolidated financial statements.

Approved on behalf of the Board:


___________________  Director


___________________  Director

ACETEX CORPORATION
Consolidated Statements of Operations and Retained Earnings (Deficit) (Expressed in thousands of United States dollars, except for per share information)

Years ended December 31, 2003, 2002 and 2001

                                                               2003         2002         2001
---------------------------------------------------------------------------------------------
Sales                                                     $ 332,937    $ 205,529    $ 222,382

Cost of goods sold                                          275,241      166,458      171,887
Amortization                                                 23,091       16,248       14,854
---------------------------------------------------------------------------------------------
                                                            298,332      182,706      186,741
---------------------------------------------------------------------------------------------

Gross profit                                                 34,605       22,823       35,641

Other operating expenses:
   Selling, general and administrative                       15,060       10,722        8,761
   Research and development                                   2,387        1,069          794
   ------------------------------------------------------------------------------------------
                                                             17,447       11,791        9,555
---------------------------------------------------------------------------------------------

Operating earnings                                           17,158       11,032       26,086

Other earnings (expense):
   Interest expense                                         (25,148)     (20,480)     (18,251)
   Loss on debt refinancing                                       -            -       (6,352)
   Equity income (loss)                                         261           29         (328)
   Foreign exchange gain (loss) and other                   (11,248)      (3,504)         489
   ------------------------------------------------------------------------------------------
                                                            (36,135)     (23,955)     (24,442)
---------------------------------------------------------------------------------------------

Net earnings (loss)                                         (18,977)     (12,923)       1,644

Retained earnings (deficit), beginning of year              (11,563)       1,677           33

Excess of purchase price over value assigned
   to common shares repurchased (note 9(b))                    (159)        (317)           -
---------------------------------------------------------------------------------------------

Retained earnings (deficit), end of year                  $ (30,699)   $ (11,563)   $   1,677
=============================================================================================

Net earnings (loss) per common share (note 2(l)):
   Basic                                                  $   (0.66)   $   (0.49)   $    0.05
   Diluted                                                    (0.66)       (0.49)        0.05
=============================================================================================

See accompanying notes to consolidated financial statements.

ACETEX CORPORATION
Consolidated Statements of Cash Flows
(Expressed in thousands of United States dollars)

Years ended December 31, 2003, 2002 and 2001

                                                               2003         2002         2001
---------------------------------------------------------------------------------------------
Cash provided by (used for):

Operations:
   Net earnings (loss)                                    $ (18,977)   $ (12,923)   $   1,644
   Charges and credits to income not
     involving cash:
       Amortization                                          23,091       16,248       14,854
       Loss on debt refinancing                                   -            -        6,352
       Pension expense (recovery)                              (375)         (36)         499
       Amortization of deferred financing costs                 898          971          890
       Distributions received from equity
         investee in excess of income                          (256)         (29)         328
       Unrealized foreign exchange loss                       3,347            -            -
       Other                                                  3,655        1,011            -
   Changes in non-cash operating working capital:
       Accounts receivable                                    1,633        8,318        2,234
       Inventory                                              4,584        1,174       (3,046)
       Prepaid expenses and other                              (283)      (1,116)       2,421
       Accounts payable and accrued liabilities              (3,305)       4,175      (10,337)
   ------------------------------------------------------------------------------------------
                                                             14,012       17,793       15,839

Investments:
     Acquisition of AT Plastics                              (9,129)           -            -
     Purchase of property, plant and equipment               (6,954)     (12,893)      (2,920)
     Other                                                     (217)        (246)      (1,101)
   ------------------------------------------------------------------------------------------
                                                            (16,300)     (13,139)      (4,021)

Financing:
     Increase in share capital                                  125          449          505
     Proceeds from issuance of long-term debt                82,125            -      190,000
     Repayment of long-term debt                            (90,496)           -     (180,000)
     Financing costs incurred                                (3,427)           -      (11,867)
     Increase (decrease) in pension obligation                  (81)         589          (61)
     Repurchase of common shares                               (597)      (2,305)           -
   ------------------------------------------------------------------------------------------
                                                            (12,351)      (1,267)      (1,423)

Foreign exchange gain (loss) on cash and cash
   equivalents held in foreign currencies                     6,652        6,898       (2,365)
---------------------------------------------------------------------------------------------

Increase (decrease) in cash and cash equivalents             (7,987)      10,285        8,030

Cash and cash equivalents, beginning of year                 61,890       51,605       43,575
---------------------------------------------------------------------------------------------

Cash and cash equivalents, end of year                    $  53,903    $  61,890    $  51,605
=============================================================================================

Supplementary information:
     Interest paid                                        $  21,511    $  20,318    $  17,550
     Income taxes paid                                          425          150        1,838
     Issuance of equity instruments on acquisition
       of business (note 3)                                  40,759            -            -
=============================================================================================

See accompanying notes to consolidated financial statements.

ACETEX CORPORATION
Notes to Consolidated Financial Statements
(Tabular dollar amounts expressed in thousands of United States dollars)

Years ended December 31, 2003, 2002 and 2001

1.   OPERATIONS:

     Acetex Corporation was incorporated under the laws of the Province of Alberta on December 1, 1994. It has two principal businesses: The Acetyls Business consists of the production of acetic acid and its derivatives from production facilities in France and Spain and their distribution and sale primarily in Europe. The Specialty Polymers and Films Business develops and manufactures specialty plastics resins and film products for a number of niche products in Canada and the United States and around the world from a manufacturing facility in Edmonton, Canada.

2.   SIGNIFICANT ACCOUNTING POLICIES:

     (a)  Basis of presentation:

          The consolidated financial statements of Acetex Corporation (the "Company") have been prepared in accordance with generally accepted accounting principles in Canada. They include the accounts of Acetex Corporation and its subsidiaries, all of which are wholly owned. The Company's 45% interest in Erfei A.I.E. ("Erfei"), a company subject to significant influence, is accounted for by the equity method. Under this method, the Company recognizes its proportionate share of cumulative post acquisition income or losses and capital distributions of Erfei as they are realized. All material intercompany balances and transactions have been eliminated. Except as set out in note 15, there are no material measurement differences to these consolidated financial statements between generally accepted accounting principles in Canada and the United States.

          The preparation of financial statements in accordance with generally accepted accounting principles requires that management make estimates and reasonable assumptions which impact the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated balance sheet, and the reported amounts of revenues and expenses during the reporting period. Actual amounts may differ from these estimates.

     (b)  Cash and cash equivalents:

          Cash equivalents include term deposits with major financial institutions having terms to maturity at their date of acquisition of three months or less.

     (c)  Inventory:

          Inventory is stated at the lower of cost and net realizable value. The cost of raw materials and spare parts is determined using the weighted average cost of inventory on hand. The cost of finished goods includes the cost of raw materials, as determined above, labour, depreciation and applicable overhead.

ACETEX CORPORATION
Notes to Consolidated Financial Statements
(Tabular dollar amounts expressed in thousands of United States dollars)

Years ended December 31, 2003, 2002 and 2001

2.   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

     (d)  Property, plant and equipment:

          Property, plant and equipment is stated at cost. Amortization is calculated on a straight-line basis over the estimated useful lives of the capital assets as follows:

          Plant and processes                                    10 - 15 years
          Equipment                                               3 - 20 years

          Periodically, the Company conducts a shutdown of operating facilities to allow for inspection, necessary repairs and replacements. Direct costs associated with these shutdowns are capitalized as incurred and amortized over the term to the next equivalent scheduled shutdown. Routine repairs and maintenance are expensed as incurred.

          The underlying value of property, plant and equipment is periodically assessed by management. If the estimated undiscounted future cash flow from the assets is less than their carrying value, a provision will be recognized equal to this excess.

          Obligations for future site remediation and restoration costs are provided for on a basis that matches the costs to be incurred with the events that are giving rise to the obligation when it is both probable that a future cost will be incurred and a reasonable estimate can be made of the Company's ultimate liability (see also note 11(a)).

     (e)  Other assets:

          Other assets are recorded at cost. They include deferred financing costs which are amortized to interest expense on the effective yield basis over the remaining term of the related senior notes.

          The Company's share of Erfei's net income or loss has been included as equity income (loss) in the consolidated statement of operations. Distributions received from Erfei have been applied against the carrying value of the equity investment.

     (f)  Research and development costs:

          Research costs are expensed as incurred. Development costs are expensed when incurred except when the Company has indicated its intention to use the process and the costs associated with the process are identifiable. In these circumstances, the costs are deferred and amortized on a systematic and rational basis. To December 31, 2003, no development costs have been deferred.

ACETEX CORPORATION
Notes to Consolidated Financial Statements
(Tabular dollar amounts expressed in thousands of United States dollars)

Years ended December 31, 2003, 2002 and 2001

2.   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

     (g)  Income taxes:

          Income taxes are accounted for under the asset and liability method. Future income taxes are recognized for future income tax consequences attributable to differences between the financial statement carrying amounts and their respective tax base and operating loss and tax credit carry forwards. Future tax assets and liabilities are measured using enacted, or, where applicable, substantially enacted tax rates for the years in which these temporary differences are expected to be recovered or settled. The effect on future income tax assets and liabilities of a change in tax rates is included in income generally in the period that includes the enactment or substantive enactment date. Future income tax assets are reduced by a valuation allowance to the extent that their realization is not considered to be more likely than not.

     (h)  Sales recognition:

          The Company recognizes sales in accordance with sales agreements when title to the product has been transferred to the customer, collection of the sales proceeds is reasonably assured and the Company has no significant continuing risks or obligations with respect to the product. Sales are recorded net of shipping and handling costs of $34.0 million (2002 - $28.2 million; 2001 - $26.6 million).

     (i)  Stock-based compensation:

          The Company has a stock-based compensation plan, which is described in note 8(d). During 2003, the Company adopted retroactively to January 1, 2002, the new recommendations of the Canadian Institute of Chartered Accountants regarding stock-based compensation. The Company now applies the fair value method of accounting for all stock-based transactions. The reported financial position and results of operations of the Company were not impacted on adoption.

     (j)  Employee future benefits:

          The Company maintains non-contributory defined benefit pension plans, a defined contribution pension plan and a defined benefit life insurance and health care plan which cover substantially all of its Canadian employees. The pension plans provide pensions based on length of service and the best three years' average earnings. The Company also sponsors defined benefit life insurance and dental health care plans for substantially all Canadian retirees and employees. The Company measures the costs of its obligation based on its best estimate.

ACETEX CORPORATION
Notes to Consolidated Financial Statements
(Tabular dollar amounts expressed in thousands of United States dollars)

Years ended December 31, 2003, 2002 and 2001

2.   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

     (j)  Employee future benefits (continued):

          The Company accrues its obligations under employee benefit plans as the employees render the services necessary to earn the pension and other employee future benefits. The Company has adopted the following policies:

          (i) The cost of pensions and other retirement benefits earned by employees is actuarially determined using the projected benefit method prorated on service and management's best estimate of expected plan investment performance, salary escalation, retirement ages and expected health care costs.

          (ii) For the purpose of calculating expected return on plan assets, plan assets are valued at fair value.

          (iii) Past service costs from plan amendments are amortized on a straight-line basis over the average remaining service period of employees active at the date of the amendment.

          (iv) When a restructuring of a benefit plan gives rise to both a curtailment and a settlement of obligations, the curtailment is accounted for prior to the settlement.

          The Company uses the corridor method to amortize actuarial gains or losses (such as changes in actuarial assumptions and experience gains or losses). Under the corridor method, amortization is recorded only if the accumulated net actuarial gains or losses exceed 10% of the greater of the accrued pension benefit obligation and the value of the plan assets. Amortization is taken over the average remaining service period of active employees.

     (k)  Foreign currency translation:

          The Company's functional and reporting currency is the United States dollar for all material operations other than for operations in France and Spain, where the functional currency is the Euro. As each of these operations is considered to be a self-sustaining foreign operation, their financial statements have been translated into United States dollars using the exchange rate in effect at the end of each reporting period for asset and liability amounts and at the average exchange rate for each reporting period for amounts included in the determination of income. Any gains or losses resulting from this translation of items that form part of the Company's net investment in foreign operations have been included in the cumulative translation adjustment account on the consolidated balance sheet.

          Foreign currency denominated transactions are translated into the appropriate functional currency at the exchange rate in effect on the date of the transaction. Monetary assets and liabilities denominated in foreign currencies have been translated into the appropriate functional currency at the rate of exchange in effect at the balance sheet date. Any gains or losses resulting from this translation have been included in the determination of income.

ACETEX CORPORATION
Notes to Consolidated Financial Statements
(Tabular dollar amounts expressed in thousands of United States dollars)

Years ended December 31, 2003, 2002 and 2001

2.   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

     (l)  Net earnings (loss) per common share:

          Basic net earnings (loss) per share is calculated by dividing net earnings (loss) available to common shareholders by the weighted average number of common shares outstanding in the period. For all periods presented, net earnings (loss) available to common shareholders equals net earnings (loss). Diluted net earnings (loss) per share is calculated by the treasury stock method. Under the treasury stock method, the weighted average number of common shares outstanding for the calculation of diluted net earnings (loss) per share assumes that the proceeds to be received on the exercise of dilutive stock options are applied to repurchase common shares at the average market price for the period.

          The weighted average number of common shares used in the net earnings
          (loss) per share calculations are set out in note 9(f).

3.   AT PLASTICS ACQUISITION:

     Pursuant to the terms of the Combination Agreement dated June 20, 2003 between the Company, 2028569 Ontario Limited ("Subco") a wholly owned subsidiary of the Company, and AT Plastics Inc., the Company agreed to acquire all of the issued and outstanding equity securities of AT Plastics Inc. (the "Acquisition"). The Acquisition was consummated on August 5, 2003 (the "Effective Date") through the amalgamation of Subco and AT Plastics and the concurrent issuance of equity securities by the Company to the equity holders of AT Plastics at that time. The Company issued:

     (a) 8,370,574 common shares being that number of common shares determined by multiplying the number of outstanding AT Plastics common shares by one-sixth (that is one common share for every six AT Plastics common shares tendered);

     (b) 706,760 warrants to purchase common shares having an exercise price per share equal to CDN$6.10 being the closing price of the Company's common shares on the Toronto Stock Exchange at the Effective Date and 141,352 warrants having an exercise price per share of CDN$4.32 each, all expiring June 2, 2008, in exchange for all outstanding warrants of AT Plastics; and

     (c) 666,866 vested options to purchase common shares of the Company determined by dividing the number of AT Plastics options at the Effective Date by six having an exercise price per Company share equal to the exercise price per share of the particular AT Plastics option at the Effective Date multiplied by six.

     For accounting purposes, the acquisition of AT Plastics by the Company has been accounted for as a purchase business combination with the Company identified as the acquirer.

ACETEX CORPORATION
Notes to Consolidated Financial Statements
(Tabular dollar amounts expressed in thousands of United States dollars)

Years ended December 31, 2003, 2002 and 2001

3.   AT PLASTICS ACQUISITION (CONTINUED):

     Fair value of consideration issued by the Company:

     Common shares                                                                          $ 39,162
     Warrants                                                                                  1,196
     Options                                                                                     401
     Costs                                                                                     9,075
     -----------------------------------------------------------------------------------------------

                                                                                            $ 49,834
     ===============================================================================================

     The fair value of the warrants and options issued has been determined by application of the Black-Scholes option pricing model. Costs include all incremental costs directly attributable to the Acquisition but exclude costs attributable to the bond financing described in note 8. Acquisition costs include $3.4 million attributable to restructuring of AT Plastics pursuant to a plan primarily related to employee costs which management of the Company began to develop and approved after the consummation date of the acquisition. Certain issues within this plan are to be finalized. Of the costs accrued as part of the acquisition, $3.1 million are included in accounts payable and accrued liabilities at December 31, 2003.

     Assets acquired (liabilities assumed) at their fair values:

     Current assets                                                                            $  70,085
     Current liabilities, excluding current portion of long-term debt                            (27,471)
     ---------------------------------------------------------------------------------------------------

     Working capital                                                                              42,614
     Property, plant and equipment                                                               139,302
     Other long-term liabilities                                                                 (14,584)
     Long-term debt, including current portion of long-term debt                                (117,498)
     ---------------------------------------------------------------------------------------------------

                                                                                               $  49,834
     ===================================================================================================

     These consolidated financial statements include the results of operations of AT Plastics from the Effective Date of the Acquisition. If the Acquisition had been effective on January 1, 2002, the unaudited pro forma results of operations would have been as follows:

                                                                                        2003        2002
     ---------------------------------------------------------------------------------------------------
     Sales                                                                         $ 428,131   $ 351,553

     Cost of goods sold and other operating expenses (including restructuring
       costs of $1,238 in AT Plastics in 2003 prior to the acquisition)              374,606     301,871
     Amortization                                                                     26,667      22,914
     ---------------------------------------------------------------------------------------------------
                                                                                     401,273     324,785
     ---------------------------------------------------------------------------------------------------

     Operating earnings                                                            $  26,858   $  26,768
     ===================================================================================================

ACETEX CORPORATION
Notes to Consolidated Financial Statements
(Tabular dollar amounts expressed in thousands of United States dollars)

Years ended December 31, 2003, 2002 and 2001

4.   INVENTORY:

                                                              2003         2002
     --------------------------------------------------------------------------
     Raw materials and spare parts                    $     13,281   $    7,672
     Finished products                                      55,224       20,809
     --------------------------------------------------------------------------

                                                      $     68,505   $   28,481
     ==========================================================================

5.   PROPERTY, PLANT AND EQUIPMENT:

                                                              2003         2002
     --------------------------------------------------------------------------
     Property                                         $      7,425   $    2,665
     Plant and processes                                    63,994       52,581
     Equipment                                             363,420      184,090
     --------------------------------------------------------------------------
                                                           434,839      239,336

     Accumulated amortization                             (180,829)    (129,145)
     --------------------------------------------------------------------------

                                                      $    254,010   $  110,191
     ==========================================================================

6.   OTHER ASSETS:

                                                              2003         2002
     --------------------------------------------------------------------------
     Deferred financing costs                         $      3,513   $    7,027
     French taxes recoverable                                5,322        4,419
     Other                                                   1,394        4,530
     --------------------------------------------------------------------------

                                                      $     10,229   $   15,976
     ==========================================================================

     The Company is currently pursuing through the French judicial courts the recovery of taxes related to a prior year. As there can be no certainty that the refund will be received in fiscal 2004, the amounts have been classified outside of current assets.

7.   EMPLOYEE FUTURE BENEFITS:

     The Company has pension obligations in France which total $5.5 million at December 31, 2003 (2002 - $4.7 million) and which are accrued in the consolidated balance sheet. Substantially all of the Company's obligations in France are met as payment obligations to pensioners arise.

     In North America, the Company's Specialty Polymers and Films Business maintain non-contributory defined benefit pension plans and a defined benefit life insurance and health care plan covering substantially all of its employees. In addition, it maintains a defined contribution pension plan, for which the expense for the year ended December 31, 2003 was $230,000.

ACETEX CORPORATION
Notes to Consolidated Financial Statements
(Tabular dollar amounts expressed in thousands of United States dollars)

Years ended December 31, 2003, 2002 and 2001

7.   EMPLOYEE FUTURE BENEFITS (CONTINUED):

     These registered pension plans had no unfunded actuarial liability as at December 31, 2003 based upon the most recent estimate provided by the Company's actuaries using funding assumptions.

     Information about the defined benefit plans for the Company's Specialty Polymers and Films Business, in aggregate, for the period ended December 31, 2003 are as follows:

                                                             Pension            Other
                                                       benefit plans    benefit plans
     --------------------------------------------------------------------------------
     Accrued benefit obligation:
         Balance, August 5, 2003                       $      32,745    $       5,202
         Current service cost                                    542               75
         Past service cost                                       352                -
         Interest cost                                           932                -
         Benefits paid                                          (799)             (75)
         Actuarial losses (gains)                              1,156                -
         Foreign currency exchange rate changes                2,797              432
         ----------------------------------------------------------------------------
         Balance, end of year                                 37,725            5,634

     Plan assets:
         Fair value, August 5, 2003                           23,362                -
         Experience gain                                           -                -
         Annual return on plan assets                          1,857                -
         Employer contributions                                  954                -
         Benefits paid                                          (799)               -
         Settlements                                               -                -
         Foreign currency exchange rate changes                2,012                -
         ----------------------------------------------------------------------------
         Fair value, end of year                              27,386                -
     --------------------------------------------------------------------------------

     Funded status - deficit                                  10,339            5,634
     Unamortized net actuarial loss                              (98)               -
     Unamortized past service costs                             (364)               -
     --------------------------------------------------------------------------------

     Accrued benefit liability                         $       9,877    $       5,634
     ================================================================================

     Plan assets are invested in a pooled balance fund, managed by a professional investment manager, comprised of equity investments in public companies and fixed income securities which satisfy specific rating criteria.

ACETEX CORPORATION
Notes to Consolidated Financial Statements
(Tabular dollar amounts expressed in thousands of United States dollars)

Years ended December 31, 2003, 2002 and 2001

7.   EMPLOYEE FUTURE BENEFITS (CONTINUED):

     The significant weighted average actuarial assumptions adopted in measuring these accrued benefit obligations are as follows:

                                                             Pension            Other
                                                       benefit plans    benefit plans
     --------------------------------------------------------------------------------
     Discount rate                                              6.25%            6.25%
     Expected long-term rate of return on plan assets           8.00%                %
     Rate of compensation increase                              3.50%                %

     The assumed health care cost trend rate at December 31, 2003 was 8.0%, decreasing 1.0% per year until an ultimate rate of 4.0% is reached. The assumed dental care cost trend rate at December 31, 2003 was 3.7%, decreasing by 0.1% per year until an ultimate rate of 3.0% is reached.

     The net benefit plan expense from these benefit plans in the Specialty Polymers and Films Business is as follows:

                                                               Pension            Other
                                                         benefit plans    benefit plans
     ----------------------------------------------------------------------------------
     Current service cost                                $         542    $          75
     Interest cost                                                 932                -
     Expected return on plan assets                               (796)               -
     ----------------------------------------------------------------------------------

     Net benefit plan expense                            $         678    $          75
     ==================================================================================

8.   LONG-TERM DEBT:

                                                                   2003             2002
     -----------------------------------------------------------------------------------
     10-7/8% senior unsecured notes due August 1, 2009    $     265,000    $     190,000
     Revolving credit facility due January 10, 2008              29,137                -
     -----------------------------------------------------------------------------------

                                                          $     294,137    $     190,000
     ===================================================================================

     During the year ended December 31, 2001, the Company issued $190.0 million senior unsecured notes (the "New Notes"), the proceeds of which were, in part, applied to repay in full the existing 9-3/4% senior secured notes (the "Old Notes"). A loss of $3.5 million was incurred on settlement of the Old Notes reflecting the excess of the cost of settlement over the net carrying value of the Old Notes at the date of settlement. Interest on the New Notes is payable semi-annually. The New Notes are redeemable at the Company's option on or after August 1, 2005 at specified redemption prices plus accrued interest. The New Notes have financial and other covenants which, if violated, would limit its ability to make certain types of expenditures or enter into certain types of transactions in the future.

ACETEX CORPORATION
Notes to Consolidated Financial Statements
(Tabular dollar amounts expressed in thousands of United States dollars)

Years ended December 31, 2003, 2002 and 2001

8.   LONG-TERM DEBT (CONTINUED):

     To fund part of the AT Plastics Acquisition, on August 5, 2003 the Company issued $75.0 million 10 7/8% senior unsecured bonds due August 1, 2009. The bonds were issued at a price of 109.50% plus accrued interest from August 1, 2003, and provide for semi-annual interest payments starting February 1, 2004. The costs incurred in the refinancing of approximately $3.4 million are amortized as a charge to interest expense over the period that the bonds are outstanding. The premium on issuance of $7.125 million, which has been recorded as a reduction to deferred financing costs, is amortized as a credit to interest expense over the period that the bonds are outstanding.

     The Company's Specialty Polymers and Films Business has a CDN$70.0 million committed revolving credit facility, which may be drawn in either Canadian or United States dollars. This facility bears interest at Canadian bank prime plus 1.125% per annum on Canadian dollar advances, U.S. base rate plus 1.125% per annum on U.S. dollar advances, and bankers' acceptance rate plus 2.875% per annum on bankers' acceptances issued. This facility is secured by a first charge on accounts receivable, inventory and fixed and other assets of the business. At December 31, 2003, substantially all of the facility has been drawn in United States dollars. For the amounts drawn under this facility in Canadian dollars, the Company is at risk of the impact of changes in the Canadian: US dollar exchange rate. In addition, as amounts drawn bear interest at a floating rate, the Company has interest rate risk. To December 31, 2003, the Company has not entered into any financial instruments specifically to mitigate these risks.

9.   SHARE CAPITAL:

     (a)  Authorized: Unlimited number of common shares.

     (b)  Issued:

                                                    Number of      Assigned
                                                common shares         value
          -----------------------------------------------------------------
          Issued, December 31, 2000                26,114,364    $   65,073
          Issued on exercise of options               295,600           505
          -----------------------------------------------------------------

          Issued, December 31, 2001                26,409,964        65,578
          Issued on exercise of options               113,500           209
          Repurchased                                (879,500)       (1,988)
          Settlement of share purchase loan                 -           240
          -----------------------------------------------------------------

          Issued, December 31, 2002                25,643,964        64,039
          Issued on AT Plastics Acquisition         8,370,574        39,162
          Issued on exercise of options                63,000           125
          Repurchased and other                      (176,100)         (267)
          -----------------------------------------------------------------

          Issued, December 31, 2003                33,901,438    $  103,059
          =================================================================

ACETEX CORPORATION
Notes to Consolidated Financial Statements
(Tabular dollar amounts expressed in thousands of United States dollars)

Years ended December 31, 2003, 2002 and 2001

9.   SHARE CAPITAL (CONTINUED):

     (b)  Issued (continued):

          During the year ended December 31, 2003, the Company repurchased 176,100 (2002 - 879,500) common shares for cash consideration of $0.6 million (2002 - $2.3 million) pursuant to a normal course issued bid. Of the purchase cost, $0.4 million (2002 - $2.0 million) has been allocated to reduce share capital and $0.2 million (2002 - $0.3 million) assigned to increase the deficit.

     (c)  Notes receivable:

          Share capital is disclosed net of $161,000 (December 31, 2002 - $135,000; 2001 - $375,000) of demand notes receivable that bear interest at 8% per annum and relate to the purchase of the Company's issued common shares by directors, officers or employees.

     (d)  Stock options:

          The Company's stock option plan provides for grants to directors, officers and key employees. Stock options are granted having exercise prices that are determined by reference to market prices at the date of grant. Stock options vest and become exercisable as to 50% on the first anniversary and as to 25% each on the second and third anniversary of grant. Stock options expire 10 years from the date of grant.

                                                       Number         Weighted average
                                                   of options    exercise price (CDN$)
          ----------------------------------------------------------------------------
          Outstanding, December 31, 2000            3,472,288    $               6.46
               Granted                                200,000                    6.35
               Exercised                             (295,600)                  (2.65)
               Forfeited                               (7,500)                  (2.60)
          ----------------------------------------------------------------------------

          Outstanding, December 31, 2001            3,369,188                    6.59
               Granted                                 40,000                    3.00
               Exercised                             (113,500)                  (2.88)
               Forfeited                             (402,500)                 (12.22)
          ----------------------------------------------------------------------------

          Outstanding, December 31, 2002            2,893,188                    6.14
               Granted                                 50,000                    6.10
               Issued on AT Plastics Acquisition      666,866                   21.31
               Exercised                              (63,000)                  (2.78)
               Forfeited                              (12,583)                 (10.03)
          ----------------------------------------------------------------------------

          Outstanding, December 31, 2003            3,534,471    $               9.05
          ============================================================================

ACETEX CORPORATION
Notes to Consolidated Financial Statements
(Tabular dollar amounts expressed in thousands of United States dollars)

Years ended December 31, 2003, 2002 and 2001

9.   SHARE CAPITAL (CONTINUED):

     (d)  Stock options (continued):

          The following table summarizes information about stock options outstanding and exercisable at December 31, 2003 (exercise prices in Canadian dollars):

                                  Options outstanding                               Options exercisable
          -------------------------------------------------------------------   ----------------------------
                                                                     Weighted
                                                                      average                       Weighted
          Range of exercise                       Weighted average   exercise   Exercisable          average
          prices                         Number    remaining term       price        number   exercise price
          --------------------------------------------------------------------------------------------------
          $2.60 - $3.18                 752,583         7.85         $   2.72       732,583   $         2.71
          $5.50 - $8.00               2,271,088         6.28             7.18     2,171,088             7.22
          $10.08 - $81.60               510,800         7.24            26.88       510,800            26.68
          --------------------------------------------------------------------------------------------------

                                      3,534,471         7.32         $   9.05     3,414,471   $         9.17
          ==================================================================================================

     (e)  Warrants:

          Pursuant to the AT Plastics Acquisition, the Company issued 706,760 warrants to purchase common shares having an exercise price of CDN$6.10 per share and 141,432 warrants to purchase common shares having an exercise price of CDN$4.32 per share, all expiring June 2, 2008.

     (f)  Restrictions on dividends:

          Covenants attached to the senior unsecured notes (note 8) restrict the Company's ability to make dividend or other cash capital distributions to an amount determined by reference to cumulative earnings (as defined) plus the proceeds from specified capital transactions.

     (g)  Net earnings (loss) per share:

          The weighted average number of common shares used in the calculation of net earnings (loss) per share for each period have been determined as follows (in thousands):

                                                         2003        2002      2001
          -------------------------------------------------------------------------
          Basic - weighted average number
            outstanding                                28,912      26,314    26,310
          Effect of dilutive stock options                  -           -       678
          -------------------------------------------------------------------------

          Dilutive - weighted average number
            outstanding                                28,912      26,314    26,988
          =========================================================================

          All stock options have been excluded from the calculation of diluted loss per share for 2003 and 2002 as their effect is anti-dilutive.

ACETEX CORPORATION
Notes to Consolidated Financial Statements
(Tabular dollar amounts expressed in thousands of United States dollars)

Years ended December 31, 2003, 2002 and 2001

10.  INCOME TAXES:

     The provision for income taxes varies from the provision for income taxes calculated at the Canadian combined statutory income tax rate of 37.6% (2002 - 39.6%; 2001 - 44.6%) as follows:

                                                          2003         2002         2001
     -----------------------------------------------------------------------------------
     Income (loss) before income taxes               $ (18,977)   $ (12,923)   $   1,644
     -----------------------------------------------------------------------------------

     Provision for income taxes at statutory rates   $  (7,139)   $  (5,118)   $     733
     Lower taxes in foreign jurisdictions              (11,011)     (11,208)     (14,566)
     Losses for which no tax benefit has been
       provided                                         18,150       16,326       13,833
     -----------------------------------------------------------------------------------

                                                     $       -    $       -    $       -
     ===================================================================================

     As at December 31, 2003 and 2002, the effects of temporary differences that give rise to significant future tax assets and liabilities are as follows:

                                                                       2003         2002
     -----------------------------------------------------------------------------------
     Future tax assets:
       Net operating loss carry forwards                          $ 114,000    $  84,581
       Net capital loss carry forwards                                1,567        1,742
       Inventory valuations                                           1,061          813
       Pension plan                                                   1,876        1,371
       Other                                                          2,395        1,987
       ---------------------------------------------------------------------------------
       Total gross future tax assets                                120,899       90,494

     Valuation allowance                                            (94,816)     (67,235)
     -----------------------------------------------------------------------------------

     Net future tax assets                                           26,083       23,259

     Future tax liabilities:
       Excess of book basis over tax basis of capital assets        (23,272)     (20,569)
       Other                                                         (2,811)      (2,690)
       ---------------------------------------------------------------------------------
       Total gross future tax liabilities                           (26,083)     (23,259)
     -----------------------------------------------------------------------------------

     Net future tax liability                                     $       -    $       -
     ===================================================================================

ACETEX CORPORATION
Notes to Consolidated Financial Statements
(Tabular dollar amounts expressed in thousands of United States dollars)

Years ended December 31, 2003, 2002 and 2001

10.  INCOME TAXES (CONTINUED):

     At December 31, 2003, the Company has operating tax loss carry forwards which are available to offset taxable income in future years as follows:

                                                        Amount    Expiry dates
     -------------------------------------------------------------------------
     Canada                                         $  174,000       2004/2010
     United States                                       3,500            2021
     France                                            126,000    Indefinitely
     Spain                                              21,500       2007/2016
     -------------------------------------------------------------------------

                                                    $  325,000
     =========================================================================

     In addition, the Company has capital loss carry forwards of $8.8 million that are available indefinitely to offset taxable capital gains in Canada.

11.  COMMITMENTS AND CONTINGENCIES:

     (a)  Rhodia Agreement:

          Concurrent with completion of the acquisition of the acetic acid business of Rhodia in 1995 (the "Acquisition"), the Company entered into an agreement with Rhodia which indemnifies the Company from specified costs arising due to existing environmental matters. The continuing material terms of the agreement are as set out below.

          At the time of the Acquisition, environmental studies were undertaken of the French and Spanish production facilities. The French studies, which identified certain problems relating to soil and groundwater pollution, were submitted to the appropriate French government environmental authority. This authority is responsible for defining the remedial actions required for the environmental problems identified in the report. The Spanish studies were finalized and submitted and the Company received comments from the applicable authorities in 1998. Under the indemnity agreement, Rhodia is responsible for all of the costs associated with the remedial actions required by the environmental authority to be taken in connection with these identified environmental problems without regard to cost, expense or time. As those identified problems at the date of Acquisition are the responsibility of Rhodia, no provision has been made for the costs associated with such matters in the consolidated financial statements.

          In addition, notwithstanding the completion of the remedial actions discussed in the preceding paragraph, Rhodia is solely responsible for any additional remedial actions relating to the identified problems that may be required by any government agency unless such additional remedial measures are required in connection with a change in environmental law or environmental permits.

ACETEX CORPORATION
Notes to Consolidated Financial Statements
(Tabular dollar amounts expressed in thousands of United States dollars)

Years ended December 31, 2003, 2002 and 2001

11.  COMMITMENTS AND CONTINGENCIES (CONTINUED):

     (a)  Rhodia Agreement (continued):

          Any remedial actions required as a result of any change in or cessation of the activities of the Pardies plant are to be borne solely by the Company. Management does not believe that the Company has any material financial obligations with respect to currently existing environmental problems.

     (b)  Operating costs:

          (i)   Acetyls Business:

                The Company's Acetyls Business has entered into long-term supply contracts to purchase methanol, carbon monoxide and oxygen for the Pardies plant, being three of the principal feedstocks of production. The business has a fixed price methanol supply contract under which it has agreed to purchase an amount of methanol, which currently represents approximately 50% of its annual requirements, at a price that is fixed for the duration of the contract. This contract will terminate in 2010 and is automatically renewable on an annual basis thereafter unless ninety days prior notice has been given. The business purchases its remaining methanol requirements in the merchant market at European spot and contract prices. The business purchases oxygen pursuant to a contract that expires May 7, 2006, under which the price of oxygen is indexed to the business's cost of electricity. The business purchases carbon monoxide pursuant to a contract that expires March 31, 2007, under which the price includes a fixed base amount and an additional variable cost based on usage. The aggregate minimum annual obligations under these contracts is approximately $28 million.

                The business currently purchases substantially all of its natural gas requirements, the other significant raw material feedstock, pursuant to a contract expiring on June 30, 2005.

                The business has entered into contracts for the shipping of its products to customers. These contracts are predominantly short-term in nature.

                The business has indirectly entered into a contract which extends to 2005 under which a third party has undertaken to produce and deliver to the business 40,000 tonnes per year of vinyl acetate monomer. The business supplies acetic acid which is tolled into vinyl acetate monomer at a price per tonne based on the third party's cost of production.

ACETEX CORPORATION
Notes to Consolidated Financial Statements
(Tabular dollar amounts expressed in thousands of United States dollars)

Years ended December 31, 2003, 2002 and 2001

11.  COMMITMENTS AND CONTINGENCIES (CONTINUED):

     (b)  Operating costs (continued):

          (ii)  Specialty Polymers and Films Business:

                In 1999, the Company's Specialty Polymers and Films Business entered into a 15-year ethylene supply contract for the purchase of approximately 125,000 tonnes per year under a limited take-or-pay arrangement. In 2000, the Specialty Polymers and Films Business entered into a 10 year electrical supply contract at a fixed price per kilowatt hour.

                Under the terms of operating leases, AT Plastics is committed, as at December 31, 2003, to rental payments until expiry of leases as follows:

                Year ending December 31:

                2004                                                $    2,990
                2005                                                     2,620
                2006                                                     1,760
                2007                                                     1,310
                2008                                                     1,130
                Thereafter                                               4,940
                --------------------------------------------------------------

                                                                    $   14,750
                ==============================================================

12.  FINANCIAL INSTRUMENTS:

     At December 31, 2003, financial instruments comprise cash and cash equivalents, accounts receivable, investments, accounts payable and accrued liabilities and long-term debt. Except as indicated below, the fair value of such amounts are not materially different from their carrying values primarily due to their ability for prompt liquidation or short term to maturity. Based on market trading information, the fair value of the long-term debt at December 31, 2003 is $299.5 million (2002 - $201.4 million).

     The Company does not hold any other financial instruments with off-balance sheet risk of accounting loss. In prior years, the Company has entered into feedstock, swap and other contracts intended to mitigate the risk of unplanned fluctuations on its operating costs. When entered into, such instruments involve risk from the possible inability of counterparties to meet their obligations. Historically, the Company has limited its risk by having only major financial institutions as counterparties.

     The cost of ethylene, the main raw material for the Specialty Polymers business, fluctuates with the price of natural gas. As a means of hedging its ethylene cost exposure, from time to time the Company purchases natural gas call options because the correlation between changes in the prices of natural gas and ethylene provide protection against increases in the price of ethylene. At December 31, 2003, the Company did not have natural gas call options outstanding.

ACETEX CORPORATION
Notes to Consolidated Financial Statements
(Tabular dollar amounts expressed in thousands of United States dollars)

Years ended December 31, 2003, 2002 and 2001

13.  ECONOMIC DEPENDENCE AND CONCENTRATION OF CREDIT RISK:

     Approximately 44% (2002 - 52%; 2001 - 51%) of the Company's Acetyls Business sales were made to ten customers. Approximately 46% of the Company's Specialty Polymers and Films Business sales were made to ten customers. The loss of a material amount of sales to any of these customers could have a material adverse effect on operations. As at December 31, 2003, approximately 47% (2002 - 48%) of the Acetyls Business accounts receivable and 44% of the Specialty Polymers and Films Business accounts receivable were owing from these customers, thereby increasing the level of credit risk due to the concentration of the accounts receivable.

14.  SEGMENTED INFORMATION:

     As described in note 1, the Company operates in two businesses: the Acetyls Business and the Specialty Polymers and Films Business. The accounting policies as applied by the Company's operating segments are consistent to those set out in note 2.

     The segmented information for the Specialty Polymers and Films segment includes the results of operations only for the period from August 5, 2003 to December 31, 2003.

                                                        Specialty
                                                         Polymers   Corporate
                                             Acetyls    and Films   and other        Total
     -------------------------------------------------------------------------------------
     Sales                                 $ 264,790    $  68,147   $       -    $ 332,937

     Cost of goods sold and operating
       expenses                              228,292       61,514       2,882      292,688
     Amortization                             20,459        2,520         112       23,091
     -------------------------------------------------------------------------------------
                                             248,751       64,034       2,994      315,779
     -------------------------------------------------------------------------------------

     Operating earnings                    $  16,039    $   4,113   $  (2,994)      17,158
     ========================================================================

     Interest expense                                                              (25,148)
     Equity income                                                                     261
     Foreign exchange loss and other                                               (11,248)
                                                                                 ---------

     Net loss                                                                    $ (18,977)
                                                                                 =========

     Capital expenditures by operating segment for 2003 are as follows:

                                                        Specialty
                                                         Polymers   Corporate
                                             Acetyls    and Films   and other        Total
     -------------------------------------------------------------------------------------
     Purchase of property, plant and
       equipment                           $   4,983    $   1,971   $       -    $   6,954
     =====================================================================================

ACETEX CORPORATION
Notes to Consolidated Financial Statements
(Tabular dollar amounts expressed in thousands of United States dollars)

Years ended December 31, 2003, 2002 and 2001

14.  SEGMENTED INFORMATION (CONTINUED):

     Sales by product for each of the years in the three-year period ended December 31, 2003 were as follows:

                                                          2003        2002        2001
     ---------------------------------------------------------------------------------
     Acetyls Business:
         Acetic acid                                 $  87,662   $  66,955   $  67,122
         VAM                                            97,024      79,552      91,494
         Acetic derivatives                             80,104      59,022      63,766
         -----------------------------------------------------------------------------
                                                       264,790     205,529     222,382

     Specialty Polymers and Film Business:
         Specialty polymers                             55,334           -           -
         Films                                          12,813           -           -
         -----------------------------------------------------------------------------
                                                        68,147           -           -
     ---------------------------------------------------------------------------------

                                                     $ 332,937   $ 205,529   $ 222,382
     =================================================================================

     As at December 31, 2003:

                                                        Specialty
                                                         Polymers   Corporate
                                             Acetyls    and Films   and other        Total
     -------------------------------------------------------------------------------------
     Property, plant and equipment         $ 114,972    $ 138,753   $     285    $ 254,010
     Total assets                            261,498      202,003      10,095      473,596

     All amounts as at December 31, 2002 and for the years ended December 31, 2002 and 2001 are in the Acetyls segment.